UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 11, 2018
COLUMBIA BANKING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street Tacoma, WA		98402
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (253) 305-1900
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective December 11, 2018, Columbia State Bank (the “Bank”), a wholly owned subsidiary of Columbia Banking System, Inc. (the “Company”), entered into a Change in Control Agreement (the “CIC Agreement”) with David C. Lawson, the Executive Vice President and Chief Human Resources Officer of the Company. The CIC Agreement replaces on the same terms the previous Change in Control Agreement between Mr. Lawson and the Bank that expired on September 25, 2018 and contains substantially similar terms as the change in control agreements entered into between the Bank and the Company’s other executive officers.
The CIC Agreement has a term of five years and provides that if Mr. Lawson’s employment is terminated without Cause or if he resigns for Good Reason within 365 days following a Change in Control (as each capitalized term is defined in the CIC Agreement) or sixty days prior to the public announcement of such Change in Control (provided that the Change in Control occurs within 18 months of his termination of employment), he will be entitled to receive a severance benefit equal to two times his then-current annual base salary, all of his options will vest and all restrictions on his restricted stock awards will lapse. During his employment and for a period of two years after any severance benefit is paid under the CIC Agreement, Mr. Lawson agrees not to compete with the Bank or the Company, nor solicit or interfere with any employee, customer or business relationship of the Bank or the Company.
A copy of the CIC Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2018	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ KUMI Y. BARUFFI
Kumi Y. Baruffi Executive Vice President, General Counsel and Corporate Secretary